   As filed with the Securities and Exchange Commission on January 12, 1998

                                        REGISTRATION STATEMENT NO. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           _________________________

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                            AVALON PROPERTIES, INC.
            (Exact name of Registrant as specified in its charter)

            Maryland                                            06-13791111
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                                 15 River Road
                               Wilton, CT 06897
                                 203-761-6500
  (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)


                              Thomas J. Sargeant
               Chief Financial Officer, Treasurer and Secretary
                            Avalon Properties, Inc.
                                 15 River Road
                           Wilton, Connecticut 06897
                                (203) 761-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _____________________________

                                   Copy to:
                             John O. Newell, Esq.
                         Goodwin, Procter & Hoar  LLP
                                Exchange Place
                       Boston, Massachusetts  02109-2881
                                (617) 570-1475
                         _____________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the Unitholders.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

Title of Shares Being                                    Proposed Maximum Offering    Proposed Maximum Aggregate       Amount of
 Registered                    Amount Being Registered       Price Per Share(1)            Offering Price(1)        Registration Fee

------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01          25,271                        $30.00                      $758,130                  $224
====================================================================================================================================


(1) This estimate is based on the high and low sales prices on the New York Stock Exchange of the Common Stock of Avalon Properties, Inc. on January 8, 1998, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment.  A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor + + may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell nor + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws +
+ of any such State.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 PRELIMINARY PROSPECTUS DATED JANUARY 12, 1998
                             SUBJECT TO COMPLETION
PROSPECTUS
----------
                                 25,271 SHARES

                            AVALON PROPERTIES, INC.

                                 COMMON STOCK
                                 ____________

     Avalon Properties, Inc. (the "Company") is an integrated operating company, concentrating on apartment community acquisition, construction, development and management in high barrier-to-entry markets, which currently include the Mid-Atlantic, Midwest and Northeast regions of the United States, with seven offices located throughout its regions. The Company is a self-administered and self-managed real estate investment trust (a "REIT"). The Company is a Maryland corporation and its Common Stock is listed on the New York Stock Exchange under the symbol "AVN."

     This Prospectus relates to the possible issuance by the Company of up to 25,271 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company, if and to the extent that Quincy Station Apartments Limited Partnership, a Virginia limited partnership, Ballston Place Associates Limited Partnership, a Virginia limited partnership and Awbrey's Road II Associates Limited Partnership, a Virginia limited partnership (collectively, the "Ballston Partnerships"), the holders of an aggregate of 25,270.75 units of limited partnership interest ("Units") in Avalon Ballston II, L.P. (the "DownREIT Partnership"), or any permitted transferee of the Ballston Partnerships (each, a "Unitholder" and collectively, the "Unitholders") exchanges such Units for Redemption Shares. The Units were issued to the Ballston Partnerships on January 13, 1997 in connection with the acquisition of two apartment communities located in Arlington, Virginia (the "Ballston Properties"). The Ballston Partnerships may not, without the prior written consent of the DownREIT Partnership, exchange ("Transfer") the Units until January 14, 1998.

     The Unitholders and any agents, dealers or underwriters that participate with the Unitholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Unitholders.

     Pursuant to the agreement of limited partnership of the DownREIT Partnership (the "Partnership Agreement"), a Unitholder may after January 13, 1998, tender not less than 1,000 of its Units (or if such Unitholder holds less than 1,000 Units, all of its Units) to the DownREIT Partnership for redemption for the cash equivalent of a like number of shares of Common Stock (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions); provided, however, that the Company may, in its sole and absolute discretion, acquire any Units so tendered for an equivalent number of shares of Common Stock (subject to certain adjustments in the case of stock splits, stock dividends or similar distributions).

     The Company anticipates that it generally will elect to acquire directly Units tendered for redemption and to issue Common Stock pursuant to this Prospectus in exchange therefor rather than paying cash. As a result, the Company may from time to time issue up to 25,271 Redemption Shares upon the acquisition of Units tendered to the DownREIT Partnership for redemption. Accordingly, the Company is registering the Redemption Shares to provide Unitholders with freely tradeable securities upon redemption.

     The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the DownREIT Partnership for redemption for which it elects to issue Redemption Shares. With each such acquisition, the Company's interest in the DownREIT Partnership will increase.

     To ensure that the Company remains a qualified as a REIT, the Company's Articles of Incorporation provide, subject to certain exceptions, that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the value of the Company's outstanding equity securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                           _________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
       MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           _________________________

               The date of this Prospectus is January __, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

     2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997, filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

     3. The Company's Current Reports on Form 8-K, filed with the Commission on October 15, November 24, December 12 and December 22, 1997 pursuant to the Exchange Act, including all amendments thereto.

     4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all shares of Common Stock registered hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Thomas J. Sargeant, Chief Financial Officer, Avalon Properties, Inc., 2900 Eisenhower Avenue, Alexandria, Virginia 22314. Telephone requests may be directed to (703) 329-6300.

                          FORWARD-LOOKING STATEMENTS

     This Prospectus, including any related Prospectus Supplement and the documents incorporated herein and therein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. In addition, information concerning construction, occupancy and completion of the Company's apartment communities and financial information, including information concerning construction budgets, Funds from Operations, and EBITDA, relating to periods after the date of this Prospectus or the related Prospectus Supplement, are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: the Company may fail to secure or abandon development opportunities; construction costs of a community may exceed original estimates; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues; occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Risk Factors," below, may result in such differences. Prospective purchasers of the Securities offered hereby should carefully review all of these factors.

                                 RISK FACTORS

     An investment in the Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities.

TAX CONSEQUENCES TO UNITHOLDERS OF EXCHANGE OF UNITS

     In the event that the Company exercises its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received in the exchange plus the amount of any DownREIT Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (i.e., Redemption Shares) received upon such disposition. See "Description of Units and Redemption of Units--Tax Consequences of Redemption." In addition, the ability of the Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of its Units at the time of redemption or exchange.

     In the event that the Company does not exercise its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, and such Units are redeemed by the DownREIT Partnership for cash, the tax consequences may differ. See "Description of Units and Redemption of Units."

POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS

     If a Unitholder exercises its right to require the redemption of all or a portion of its Units, the Unitholder may receive cash or, at the option of the Company, Redemption Shares in exchange for its Units. If the Unitholder receives cash from either the DownREIT Partnership or the Company, the Unitholder will not have any interest in the Company or the DownREIT Partnership (except to the extent that it retains Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the DownREIT Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of Units in the DownREIT Partnership. See "Description of Units and Redemption of Units--Comparison of Ownership of Units and Common Stock."

RISKS ASSOCIATED WITH THE ADDITION OF A SUBSTANTIAL NUMBER OF NEW COMMUNITIES

     The Company is currently experiencing a period of accelerated growth. The Company's ability to manage its growth effectively will require the Company, among other things, to successfully apply its experience in managing its existing portfolio to an increased number of communities. In addition, the Company will be required to successfully manage the integration of a substantial number of new management and operations personnel. There can be no assurance that the Company will be able to integrate and manage these operations effectively or maintain or improve its historical financial performance.

RISKS ASSOCIATED WITH NEW MARKETS

     The Company is currently expanding its operations beyond its current Mid-Atlantic and Northeast market areas into certain Midwest markets, and it is possible that the Company may enter other new markets in the future. The Company may make other selected acquisitions in markets outside of its current market areas from time to time if appropriate opportunities arise. The Company's historical experience is in the Mid-Atlantic and Northeast market areas, and the Company's experience in these market areas does not ensure that it will be able to operate successfully in new market areas. Like the risks associated with the addition of a substantial number of new communities, entry into new market areas will require, among other things, the Company to successfully apply its experience to new market areas. Some of the risks related to entry into new markets include, among others: (i) a lack of market knowledge and understanding of the local economies; (ii) an inability to obtain land for development or to identify acquisition opportunities; (iii) an inability to obtain construction tradespeople; and (iv) an unfamiliarity with local governmental and permitting procedures.

PORTFOLIO ACQUISITION RISKS

     The Company has increasingly emphasized, and intends to continue to emphasize, acquisitions of multiple apartment communities in single transactions in order to reduce acquisition expenses per apartment community and to enable the Company to gain a critical mass of assets that provides operating leverage. However, portfolio acquisitions are more complex than single-property acquisitions, and the risk that a multiple-property acquisition will not close may be greater than in a single-property acquisition. In addition, the Company's costs for a portfolio acquisition that does not close are generally greater than for an individual acquisition that does not close. If the Company fails to close portfolio acquisitions, its ability to increase its Funds from Operations will be limited and a charge to earnings for costs related to the failed acquisition may occur.

     Portfolio acquisitions may also result in the Company owning apartment communities in geographically dispersed markets that are geographically removed from the Company's principal markets. This geographic diversity will place additional demands on the Company's ability to manage such operations.

     Another risk associated with portfolio acquisitions is that a seller may require that a group of apartment communities be purchased as a package, even though one or more of the apartment communities in the portfolio does not meet the Company's investment criteria. In such cases, the Company may attempt to make a joint bid with another buyer, or the Company may purchase a portfolio of apartment communities with the intent to subsequently dispose of those which do not meet its criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition may not close, with the adverse consequences described above. In cases where the Company intends to dispose of apartment communities it does not wish to own, there can be no assurance as to how quickly the Company could sell or exchange such apartment communities or the terms on which they could be sold or exchanged. In addition, any gains on the sale of such apartment communities within four years of the date of acquisition could be subject to a 100% tax.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to actively continue development and construction of multifamily apartment communities. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken. Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorization.

     The Company intends to continue to acquire multifamily apartment communities on a select basis. Acquisitions of multifamily communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

     The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under lines of credit or other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interests of existing stockholders of the Company. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed communities may not be available or may be available only on disadvantageous terms.

REAL ESTATE FINANCING RISKS

     No Limitation on Debt. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company's Board of Directors could alter or eliminate this policy.

     Existing Debt Maturities, Balloon Payments and Refinancing Risks. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a small portion of the principal of the Company's indebtedness will be repaid prior to maturity, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     Risk of Rising Interest Rates. The Company has incurred and expects in the future to incur floating rate indebtedness under credit facilities or in connection with the construction of multifamily apartment communities, as well as for other purposes. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements).

     Bond Compliance Requirements. Certain of the Company's multifamily apartment communities are financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from Federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." Under the terms of tax-exempt bonds, the Company must comply with various restrictions on the use of the properties, including that a percentage of apartments be made available to low and middle income households. The bond compliance requirements in effect, and the requirements of any future tax-exempt bond financing utilized by the Company, may have the effect of limiting the Company's income from properties subject to the financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or the Company is unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the property could be foreclosed upon.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by the general economic climate; the local economic climate (including the fiscal condition of the relevant governmental bodies); local real estate conditions (such as oversupply of or reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     Dependence on Primary Markets. The Company's multifamily apartment communities are located in the Mid-Atlantic and Northeast regions of the United States and the Company's performance and its ability to perform its obligations with respect to the Securities or make distributions to stockholders could be adversely affected by economic and social conditions in these geographic areas.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to its stockholders.

     Competition. There are numerous housing alternatives that compete with the Company's multifamily apartment communities in attracting residents. These communities compete directly with other multifamily rental apartments and single family homes or condominiums that are available for rent or purchase in the markets in which the communities are located. In addition, other competitors for development and acquisitions of properties, including other REITs, may have greater resources than the Company.

     Operating Risks. The Company's multifamily apartment communities are subject to all operating risks common to multifamily apartment communities in general. Increases in unemployment or in the supply of apartment homes in the areas in which the communities are located might adversely affect occupancy or rental rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

     Affordable Housing Laws. Certain of the Company's communities are, and will be in the future, subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to low and middle income households. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

RISKS INVOLVED IN ACQUISITIONS THROUGH PARTNERSHIPS AND JOINT VENTURES

     Instead of purchasing properties directly, the Company may invest as a partner or a co-venturer. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partner or co-venturer might become bankrupt, that such partner or co-venturer might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partner or co-venturer may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Such investments may also have the potential risk of impasse on decisions because neither the partner nor the co-venturer would have full control over the partnership or joint venture. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

     The investment, financing and borrowing policies of the Company and its policies with respect to all other activities, including termination of qualification as a REIT, growth, debt, capitalization, dividends and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Securities.

LIMITS ON CHANGES IN CONTROL

     Certain provisions contained in the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws") and under Maryland law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

     Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 20 million shares of Preferred Stock and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any Preferred Stock issued.

     Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation, subject to certain exceptions, provide that no holder may acquire or own, directly or indirectly, beneficial ownership of more than 9.8% of the aggregate value of all outstanding equity securities of the Company. Although the Board of Directors of the Company presently has no intention to do so, the Board of Directors could waive this restriction if it were satisfied, based upon the advice of tax- counsel, that ownership in excess of this limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

     The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may effect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely effect the owner's ability to borrow against, sell or rent such property.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

     The market value of the Securities could be substantially affected by general market conditions, including changes in interest rates. A continued increase in market interest rates would lead purchasers of Debt Securities and may lead purchasers of Common Stock or Preferred Stock to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Stock and other Securities. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other Securities.

                                  THE COMPANY

     Avalon Properties, Inc. (the "Company") is an integrated operating company, concentrating on apartment community acquisition, construction, development and management in high barrier-to-entry markets, which currently include the Mid-Atlantic, Midwest and Northeast regions of the United States, with seven offices located throughout its regions. The Company is a self-administered and self-managed real estate investment trust (a "REIT"). At December 31, 1997, the Company owned or had an ownership interest in 64 multifamily apartment communities containing a total of 19,318 apartment homes. As of December 31, 1997, the Company's established communities had a physical occupancy rate of 96.2%. In addition, at December 31, 1997, the Company owned or had an ownership interest in nine apartment communities under construction, which the Company anticipates will contain a total of 2,422 apartment homes, with estimated completion dates from the second quarter of 1998 through the third quarter of 1999. As of December 31, 1997, the Company owned land for one development community, and also owned rights to acquire 18 parcels of land.

     The Company's executive offices are located at 15 River Road, Wilton, Connecticut 06897 and its telephone number at that location is 203-761-6500.

                          DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, each as amended and restated, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

     Under its Articles of Incorporation, the Company has authority to issue up to 150 million shares of stock, consisting of 80 million shares of Common Stock, par value $.01 per share, 50 million shares of "Excess Stock" (as described under "Restrictions on Transfer" below), par value $.01 per share, and 20 million shares of Preferred Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At December 31, 1997 there were issued and outstanding 41,975,240 shares of Common Stock, 4,455,000 shares of Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, and 4,300,000 shares of Series B Cumulative Redeemable Preferred Stock, par value $.01 per share. An aggregate of an additional 3,299,500 shares of Common Stock have been reserved for issuance under the 1993 Stock Option and Incentive Plan and the 1995 Equity Incentive Plan. The Common Stock is listed on the NYSE under the symbol "AVN."

GENERAL

     Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock are entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the Maryland General Corporation Law ("MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Union National Bank.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the capital stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of capital stock for Excess Stock.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that the maintenance of REIT status is no longer in the best interests of the Company.

                 DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

GENERAL

     At any time after January 13, 1998, Unitholders may, subject to certain limitations, require the DownREIT Partnership to redeem all or a portion of their Units (the "Redemption Right"). This Redemption Right shall be exercised pursuant to a notice of redemption delivered to the DownREIT Partnership, with a copy delivered to the Company. Upon redemption, a Unitholder will receive for each Unit redeemed cash in an amount equal to the market value (as defined below) of one share of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits or similar distributions); provided, however, that the Company may, in its sole discretion, by notice to the Unitholder within ten business days after receipt of the notice of redemption, elect to acquire any Unit presented to the DownREIT Partnership for redemption for one share of Common Stock (subject to the same adjustments). The market value of the Common Stock for purposes of redeeming Units will be equal to the average of the closing trading price of the Common Stock for the five trading days prior to the day on which the redemption notice was received by the DownREIT Partnership.

     The Company anticipates that it generally will elect to acquire any Units presented to the DownREIT Partnership for redemption by the issuance of the Redemption Shares. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption," below. Upon a redemption for cash, a Unitholder's right to receive distributions with respect to the Units redeemed will cease. Upon the receipt of Redemption Shares, a Unitholder will have rights as a stockholder of the Company, including the right to receive dividends from the time of its acquisition of the Redemption Shares.

     A Unitholder must notify the Company of its desire to require the DownREIT Partnership to redeem Units. A Unitholder must request the redemption of at least 1,000 Units. No redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Company's Articles of Incorporation to protect the Company's qualification as a REIT.

TAX CONSEQUENCES OF REDEMPTION

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should it exercise its right to redeem its Units.

     Tax Treatment of Exchange or Redemption of Units. If the Company elects to purchase Units tendered for redemption, the Partnership Agreement provides that each of the Unitholder, the DownREIT Partnership and the Company shall treat the transaction between the Unitholder and the Company as a sale of Units by the Unitholder at the time of such redemption. Such sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the Common Stock received in the exchange plus the amount of any DownREIT Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a Unitholder's Units tendered for redemption and the DownREIT Partnership redeems such Units for cash that the Company contributes to the DownREIT Partnership to effect such redemption, the redemption likely also would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any DownREIT Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Limited Partner Generally." If the Company does not elect to purchase Units tendered for redemption and the DownREIT Partnership redeems a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that, if the DownREIT Partnership redeems less than all of a Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any DownREIT Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of its Units immediately before the redemption. In addition, the potential application of certain "disguised sale" rules, discussed below, could alter the tax treatment of Units redeemed for cash.

     If the Company contributes cash to the DownREIT Partnership to effect a redemption, and in the event that the redemption transaction is treated as the redemption of a Unitholder's Units by the DownREIT Partnership rather than a sale of Units to the Company, the income tax consequences to the Unitholder would be as described in the preceding paragraph.

     Tax Treatment of Disposition of Units by a Limited Partner Generally. If a Unit is disposed of in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such Unit. See "--Basis of Units." Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (i.e., Redemption Shares) received plus the amount of any DownREIT Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any DownREIT Partnership liabilities exceeds the limited partner's adjusted tax basis in the Units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (i.e., Redemption Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a limited partner's share of "unrealized receivables" of the DownREIT Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in

DownREIT Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the DownREIT Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

     Basis of Units. In general, a Unitholder who acquired his Units by contribution of property and/or money to the DownREIT Partnership had an initial tax basis in his Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) his adjusted tax basis in any other property contributed in exchange for such Units, and less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of the Units. The Initial Basis of Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. Generally, a limited partner's Initial Basis in his Units is increased by (i) such limited partner's share of DownREIT Partnership taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the DownREIT Partnership. Conversely, a limited partner's basis in his Units is decreased (but not below zero) by (A) such limited partner's share of DownREIT Partnership distributions, (B) decreases in such limited partner's allocable share of liabilities of the DownREIT Partnership, (C) such limited partner's share of losses of the DownREIT Partnership and (D) such limited partner's share of nondeductible expenditures of the DownREIT Partnership that are not chargeable to capital account.

     Potential Application of the Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption by the DownREIT Partnership of Units issued in exchange for a contribution of property to the DownREIT Partnership may cause the original transfer of property to the DownREIT Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a Unit is redeemed by the DownREIT Partnership from a Unitholder who holds Units that were issued in exchange for a contribution of property to the DownREIT Partnership, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the DownREIT Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its Units could be subject to the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

     The nature of an investment in Common Stock of the Company is generally economically similar to an investment in Units in the DownREIT Partnership. There are, however, some differences between ownership of Units and ownership of Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the DownREIT Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment and related rights will be changed if their Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

     Form of Organization and Assets Owned. The DownREIT Partnership is organized as a Delaware limited partnership. The Company's operations of the Ballston Properties are conducted through the DownREIT Partnership.

     Avalon Ballston II, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company (the "General Partner"), holds the sole general partnership interest in the DownREIT Partnership, which gives the Company an indirect investment in the Ballston Properties and other assets owned by the DownREIT Partnership. The General Partner currently has an approximate 99% economic interest in the DownREIT Partnership, and such interest will increase as Units are redeemed for cash or acquired by the Company.

     The Company is a business corporation incorporated under the laws of the State of Maryland.

     Length of Investment. The DownREIT Partnership has a stated termination date of December 31, 2096, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

     Purchase and Permitted Investments. The purpose of the DownREIT Partnership includes owning, operating, managing, improving, repairing, renting, mortgaging, refinancing, selling, conveying and otherwise dealing with the Ballston Properties and any assets that are incidental or related to the ownership of the Ballston Properties, except that the Partnership Agreement requires the business of the DownREIT Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes.

     Under its Articles of Incorporation, the Company may engage in any lawful activity permitted under the Maryland General Corporation Law.

     Additional Equity. The Board of Directors of the Company may authorize the issuance of shares of capital stock of any class, whether now or hereafter authorized, or securities or rights, convertible into shares of capital stock, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the Company's Bylaws.

     The DownREIT Partnership is prohibited from admitting additional limited partners, but the General Partner may contribute additional capital to the DownREIT Partnership and issue additional partnership interests to the General Partner from time to time.

     Borrowing Policies. Until January 13, 2007, the DownREIT Partnership shall maintain an amount of partnership debt equal to $11,200,000.00 (or such lesser amount as the partners may agree in good faith) (the "Minimum Debt"); provided that the DownREIT Partnership may maintain an amount of debt in excess of the Minimum Debt, refinance the Minimum Debt and make loans to the affiliates of the DownREIT Partnership, the General Partner and the Company so long as the Company complies with certain conditions including a covenant to guaranty the quarterly priority distributions to the limited partners of the DownREIT Partnership.

     The Company is not restricted under its governing instruments from incurring borrowings. The Company has, however, adopted a policy that currently limits total borrowings to 50% of the total market capitalization of the Company. See "Risk Factors--Real Estate Financing Risks--No Limitation on Debt." The foregoing reflects the Company's general policy over time and is not intended to operate in a manner that inappropriately restricts the Company's ability to raise additional capital, including additional debt, to implement its planned growth, to pursue attractive acquisition opportunities that may arise or to otherwise act in a manner that the Board of Directors believes to be in the best interests of the Company and its stockholders. The Board of

Directors, with the assistance of management of the Company, may reevaluate from time to time its debt and other capitalization policies in light of then current economic conditions, including the relative costs of debt and equity capital, the market value of its Properties, growth and acquisition opportunities, and the market value of its equity securities in relation to the Company's view of the market value of its Properties, and may from time to time modify its debt policy. Such modification may include increasing or decreasing its general ratio of debt to total market capitalization or substituting another measuring standard.

     Other Restrictions. The DownREIT Partnership shall not, prior to January 13, 2007, sell, convey, exchange or contribute the Ballston Properties in a transaction that causes gain recognition under Section 752 (or any other Section) of the Code, provided that the DownREIT Partnership may sell, convey, exchange or contribute the Ballston Properties in a "like-kind" exchange under
Section 1031 of the Code so long as the Company complies with certain conditions, including a covenant to guaranty the quarterly priority distributions to the limited partners of the DownREIT Partnership.

     Neither the Company's Articles of Incorporation nor its Bylaws impose any similar restriction on the sale of its properties or debt restrictions.

     Management Control. All management powers over the business and affairs of the DownREIT Partnership are vested in the General Partner, and no limited partner of the DownREIT Partnership has any right to participate in or exercise control or management power over the business and affairs of the DownREIT Partnership. The General Partner may not be removed as general partner by the limited partners with or without cause.

     The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation and the Bylaws. The Board of Directors is classified into three classes. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company.

     Management Liability and Indemnification. The Partnership Agreement generally provides that the General Partner will incur no liability to the DownREIT Partnership or any partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the General Partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the General Partner, the Directors, trustees and officers of the General Partner, any guarantors of the Operations Partnership's indebtedness and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the DownREIT Partnership in which such person may be involved.

     The Company's Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation permit, and the Bylaws obligate, the Company to indemnify its Directors and officers against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Company's Bylaws require it to indemnify its officers, Directors and certain other parties to the full extent permitted from time to time by Maryland law, subject to certain exceptions. The MGCL permits a corporation to indemnify
(a) any present or former Director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former Director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or
(iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Maryland General Corporation Law also permits the Company to provide indemnification and advance expenses to a present or former Director or officer who served a predecessor of the Company in such capacity, and to any employer or agent of the Company or a predecessor of the Company.

     The Company has entered into indemnification agreements with each of its executive officers and Directors. The indemnification agreements require, among other things, that the Company indemnify its officers and Directors to the full extent permitted by law and advance to the officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's Directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     Anti-takeover Provisions. The General Partner has exclusive management power over the business and affairs of the DownREIT Partnership. The General Partner may not be removed as general partner by the limited partners with or without cause.

     The Articles of Incorporation and Bylaws of the Company and Maryland law contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.

     Voting Rights. Under the Partnership Agreement, the limited partners do not have voting rights relating to the operation and management of the DownREIT Partnership except in connection with matters, as described more fully below, involving certain amendments to the Partnership Agreement.

     Stockholders of the Company have the right to vote, among other things, on a merger or sale of substantially all of the assets of the Company, certain amendments to the Articles of Incorporation and dissolution of the Company. The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the Company. Each share of Common Stock has one vote, and the Articles of Incorporation permit the Board of Directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the Common Stock.

     Amendment of the Partnership Agreement or the Company's Articles of Incorporation. Amendments to the Partnership Agreement may be proposed solely by the General Partner, and generally require approval of limited partners holding a majority of the outstanding limited partner interests. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, increase the liability of a limited partner, alter the interest of any limited partner to priority distributions, alter or modify the redemption right described herein, cause the termination of the DownREIT Partnership at a time inconsistent with the terms of the Partnership Agreement or amend the section in the Partnership Agreement relating to amendments must be approved by the General Partner and each limited partner that would be adversely affected by any such amendment.

     Amendments to the Company's Articles of Incorporation must be approved by affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

     Vote Required to Dissolve the DownREIT Partnership or the Company. Under Delaware law, the DownREIT Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the limited partners. Under Maryland law, the Board of Directors must obtain the approval of holders of not less than two-thirds of all outstanding shares of capital stock of the Company in order to dissolve the Company.

     Compensation, Fees and Distributions. The General Partner does not receive any compensation for its services as general partner of the DownREIT Partnership. As a partner in the DownREIT Partnership, however, the General Partner has the right to allocations and distributions as the general partner of the DownREIT Partnership. In addition, the DownREIT Partnership will reimburse the General Partner for all expenses incurred relating to the ownership and operation of, or for the benefit of, the DownREIT Partnership.

     The Directors and officers of the Company receive compensation for their services.

     Liability of Investors. Under the Partnership Agreement and applicable Delaware law, the liability of the limited partners for the DownREIT Partnership's debts and obligations is generally limited to the amount of their investment in the DownREIT Partnership.

     Under Maryland law, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Capital Stock-- General."

     Distributions. The Partnership Agreement generally provides that each limited partner is entitled to a quarterly priority distribution out of the DownREIT Partnership's available cash in an amount equal to 7% on the capital contribution of such limited partner (less any distributions reducing such capital amount pursuant to the terms of the Partnership Agreement). In addition, the General Partner may receive a quarterly distribution in an amount equal to 20% on its capital contribution to the DownREIT Partnership (plus or minus any changes in such capital contribution amount), provided that there is sufficient available cash from the Company's operations to pay the limited partners' priority return first.

     Stockholders of the Company receive dividends if, as and when declared by the Board of Directors in its discretion, taking into consideration the Company's Funds from Operations, its financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and any other factors the Board of Directors deems relevant. As a result, stockholders may receive dividends that are greater or lesser than the distributions to limited partners in the DownREIT Partnership, and dividends will vary as a percentage of the value of the underlying shares of Common Stock as the market value of the Common Stock changes from time to time.

     Shares of Common Stock constitute equity interests in the Company. Each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are paid only if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

     Potential Dilution of Rights. The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized capital stock a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional shares of Common Stock or other similar equity securities may result in the dilution of interests of the stockholders. The limited partners of the DownREIT Partnership are not subject to similar dilution concerns because the DownREIT Partnership is prohibited from issuing additional limited partnership interests and because each limited partner is entitled to a priority distribution on a quarterly basis.

     Liquidity. Subject to certain limited exceptions, the General Partner may refuse to consent in its sole discretion to the admission of a substituted limited partner of any transferee of Units. If the Company does in fact refuse to consent to the admission of a transferee as a substituted limited partner, the transferee will be considered an assignee of an economic interest in the DownREIT Partnership but will not be a holder of Units for any other purpose and will not be entitled to vote, redeem the units or vote as a limited partner; provided that if the transferee provides certain investment documentation requested by the General Partner, such transferee shall be entitled to receive quarterly priority distributions and shall have the right to redeem the Units.

     The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's dividend yield compared to that of other debt and equity securities.

                              REGISTRATION RIGHTS

     The registration of the Redemption Shares pursuant to this Registration Statement of which this Prospectus is a part will discharge the Company's obligations with respect to such Redemption Shares to the Unitholders under the terms of a Registration Rights Agreement dated as of January 13, 1997 (the "Registration Rights Agreement") which the Company entered into in connection with the issuance of the Units. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

     Pursuant to the terms of the Registration Right Agreement, within forty-five days following the first date on which a limited partner receives Common Stock following a redemption of its Units, the Company shall cause to be filed a "shelf registration statement" (a "Shelf Registration") covering the Redemption Shares. The Registration Rights Agreement requires the Company to use its reasonable efforts to keep such Shelf Registration effective until the earliest of (a) one year following the date on which all Units have been redeemed or (b) January 13, 2008. As long as the Registration Statement of which this Prospectus is a part remains effective, the Redemption Shares held by the Unitholders when issued by the Company pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incurred in the registration of the Redemption Shares (other than brokerage and underwriting commissions and taxes of any kind and other than for any legal, accounting and other expenses incurred by the Unitholders thereunder). The Company also has agreed subject to certainm limitations to indemnify the Unitholders under the Registration Rights Agreements and their officers, directors, employees, agents, representatives and affiliates and any persons or entities who control the Unitholders within the meaning of the Securities Act and each other person or entity subject to liability because of his, her or its connection with a Unitholder against any and all losses, claims, damages, actions, liabilities, costs and expenses arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in the Registration Statement or this Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, the Unitholders have agreed to indemnify the Company and its Directors, officers, employees, agents, representatives and affiliates and any person who controls the Company within the meaning of the Securities Act, and each other person subject to liability because of his, her or its connection with the Company, against all losses, claims, damages, actions, liabilities, costs and expenses arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in either the Registration Statement or this Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading, insofar as such statement or omission arose out of or was based upon information regarding the Unitholder or its plan of distribution which has furnished to the Company by the Unitholder expressly for use therein or the failure by the Unitholders to deliver or cause to be delivered this Prospectus or any amendment or supplement hereto to any purchaser from the Unitholders of shares covered by the Registration Statement.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of the material federal income tax considerations of an investment in the Company's Common Stock. Goodwin, Procter & Hoar LLP has acted as counsel to the Company and has reviewed this summary and is of the opinion that to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, this summary is accurate in all material respects. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

     The statements in this discussion and the opinion of Goodwin, Procter & Hoar LLP are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE COMPANY'S COMMON STOCK.

TAXATION OF THE COMPANY

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances including taxes at regular corporate rates on any undistributed REIT taxable income (including undistributed capital gains), the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

     In addition to meeting a number of technical requirements, including requirements regarding distributions to shareholders, diversification of ownership and record keeping, to qualify as a REIT the Company must meet certain tests regarding the nature of its assets and its gross income. The Company is largely restricted under these tests to holding "real estate assets" (as defined in the Code) for investment (and not for resale) and relatively small amounts of investment securities. Accordingly, the Company's ability to diversify its holdings outside of investments in real estate is limited. The requirements of the statutory tests also impose certain requirements on the Company's leases with its tenants, including restrictions on the Company's ability to provide noncustomary services to its tenants. Because the Company's proportionate share of the assets and items of income of the DownREIT Partnership and its subsidiary partnerships are treated as assets and gross income of the Company, the same restrictions apply to the operations and investments of the DownREIT Partnership and the subsidiary partnerships. Further, changes in law, or in the interpretation of the law, may change the nature and effect of these restrictions or add additional restrictions to the manner in which the Company conducts its business.

     In the opinion of Goodwin, Procter & Hoar LLP, commencing with the taxable year ending December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. Moreover, Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, and the future conduct of the Company's business. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the income requirements, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year have satisfied or will satisfy such requirements.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and that (v) is not an entity that has special status under the Code (such as a tax-exempt organization or a dealer in securities). Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, mid-term capital gain if the shares of Common Stock have been held for more than 12 months but not more than 18 months or short-term capital gain if the shares of Common Stock have been held for one year or less) assuming the shares of Common Stock are a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of shares of Common Stock (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     The Company may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the Company so elects for a taxable year, the Company's shareholders would include in income as long-term capital gains their proportionate share of such portion of the Company's undistributed long-term capital gains for the taxable year as the Company may designate. A stockholder would be deemed to have paid his share of the tax paid by the Company on such undistributed capital gains, which would be credited or refunded to the shareholder. The shareholder's basis in his shares of Common Stock would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Company) included in the stockholder's long-term capital gains.

     The Taxpayer Relief Act of 1997 (the "Act") alters the taxation of capital gain income. Under the Act, individuals who hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals who hold certain assets for more than 12 months but less than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, special rules for "qualified 5-year gain," as well as other changes to prior law. The Act allows the IRS to prescribe regulations on how the Act's new capital gain rates will apply to sales of capital assets by "pass-thru entities," which include REITs such as the Company. To date regulations have not yet been prescribed. However, IRS Notice 97-64 describes temporary regulations that will be issued in regard to the proper treatment of capital gain dividends and undistributed capital gains of REITs and gives interim guidance that should be followed in this area until further notice. To the extent that the Company has net capital gain for a taxable year, dividends paid during the year (or that are deemed to be paid for taxable years beginning after December 31, 1997) may be designated by it as capital gain dividends. In general, a capital gain dividend is treated by the shareholders as a gain from the sale or exchange of a capital asset held for more than one year. If the Company designates a dividend as a capital gain dividend for a taxable year ending on or after May 7, 1997, it may also designate the dividend as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution. Unless specifically designated otherwise by the Company, a distribution designated as a capital gain dividend will be taxable as a 28% rate gain distribution. If any capital gain dividend is received on or after May 7, 1997, but is treated as being paid during a taxable year that ends on or before that date, the dividend will be taxable as a 28% rate gain distribution. This interim guidance may be changed in the future. As a result, prospective investors are urged to consult their own tax advisors with respect to the proper treatment of capital gain dividends and undistributed capital gains.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

     In general, any gain or loss realized upon a taxable disposition of the shares of Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of Common Stock have been held for more than 12 months, (or, in the case of individuals, mid-term capital gain or loss if the shares have been held for more than 12 months but not more than 18 months and long-term capital gain or loss if the shares have been held for more than 12 months) and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company or undistributed capital gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules. These proposed regulations would alter the current system of backup withholding compliance.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Company to an Exempt Organization generally should not constitute UBTI. However, if any Exempt Organization finances its acquisition of Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Stock offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.


                             PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the DownREIT Partnership for redemption for which it elects to issue Redemption Shares. The shares of Common Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales.

     The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay substantially all the expenses incurred by the Unitholders and the Company incident to the Offering, but excluding any underwriting discounts, commissions, and transfer taxes.

     The Company has agreed to indemnify the Unitholders against certain liabilities, including certain liabilities under the Securities Act. See "Registration Rights."


                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, a limited liability partnership including professional corporations, as corporate, securities and tax counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Avalon Properties, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 included in the Company's Annual Report on Form 10-K and the combined statement of revenue and certain operating expenses of certain communities acquired during 1997 included in the Current Reports on Form 8-K, Filed on October 15 and November 24, 1997, and incorporated by reference herein, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

===============================================================================

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


               -------------------
               TABLE OF CONTENTS

                                                PAGE
                                               ------

AVAILABLE INFORMATION.........................   2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...................................   2
RISK FACTORS..................................   4
FORWARD-LOOKING STATEMENTS....................   4
THE COMPANY...................................  10
DESCRIPTION OF COMMON STOCK...................  10
RESTRICTIONS ON TRANSFERS OF COMMON STOCK.....  11
DESCRIPTION OF UNITS AND REDEMPTION OF UNITS..  12
REGISTRATION RIGHTS...........................  19
FEDERAL INCOME TAX CONSIDERATIONS.............  19
PLAN OF DISTRIBUTION..........................  23
EXPERTS.......................................  23
LEGAL MATTERS.................................  23

               -------------------

===============================================================================

===============================================================================


                                 25,271 SHARES



                            AVALON PROPERTIES, INC.



                                 COMMON STOCK


                                 ------------
                                  PROSPECTUS
                                 ------------



                                JANUARY __, 1998


===============================================================================

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

     The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby (all amounts except the registration fee are estimated):

    Registration...................................  $   220
    Printing and duplicating expenses..............    5,000
    Legal fees and expenses (other than Blue Sky)..   25,000
    Accounting fees and expenses...................    5,000
    Miscellaneous..................................   10,000
                                                     -------

       TOTAL.......................................  $45,220
                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

     The Company's Articles of Incorporation and Bylaws, each as amended and restated, provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation and the Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Company's Bylaws generally require it to indemnify its officers, directors and certain other parties to the fullest extent permitted from time to time by Maryland law, subject to certain limitations. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify (a) any present or former director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The MGCL also permits the Company to provide indemnification and advance expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.

     The stockholders of the Company have approved, and the Company has entered into, indemnification agreements with each of the Company's officers and directors. The indemnification agreements generally require, subject to certain limitations, that the Company indemnify its officers and directors to the fullest extent permitted by law and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to directors and officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights they provide.

ITEM 16.  EXHIBITS
          --------

 4.1 Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of Avalon Properties, Inc., filed on October 23, 1996.)

 4.2 Amended and Restated Bylaws. (Incorporated by reference to Exhibit 3(ii) of the Current Report on Form 8-K of Avalon Properties, Inc., filed on December 4, 1996.)

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

 8.1 Opinion of Goodwin, Procter & Hoar  LLP as to certain tax matters.

23.1 Consent of Coopers & Lybrand L.L.P., Independent Accountants.

23.2 Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).

24.1 Power of Attorney (included on the signature page hereto).


ITEM 17.  UNDERTAKINGS
          ------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Avalon Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Virginia, on the 12th day of January, 1998

                                    Avalon Properties, Inc.


                                    By: /s/ Thomas J. Sargeant
                                       --------------------------------
                                        Thomas J. Sargeant, Chief
                                        Financial Officer,
                                        Treasurer and Secretary

     Each person whose signature appears below constitutes and appoints Richard
L. Michaux, Charles H. Berman and Thomas J. Sargeant, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature             Capacity                         Date



/s/ Richard L. Michaux         Chairman of the Board, Chief
-----------------------------  Executive Officer and Director
    Richard L. Michaux         (Principal Executive Officer)    January 12, 1998



/s/ Charles H. Berman          President, Chief Operating
-----------------------------  Officer and Director             January 12, 1998
    CHARLES H. BERMAN


/s/ Michael A. Futterman       Director                         January 12, 1998
-----------------------------
    MICHAEL A. FUTTERMAN


/s/ Christopher B. Leinberger  Director                         January 12, 1998
-----------------------------
    CHRISTOPHER B. LEINBERGER


/s/ Richard W. Miller          Director                         January 12, 1998
-----------------------------
    Richard W. Miller


/s/ Allan D. Schuster          Director                         January 12, 1998
-----------------------------
    Allan D. Schuster


/s/ Thomas J. Sargeant         Chief Financial Officer,         January 12, 1998
-----------------------------  Treasurer and Secretary
    Thomas J. Sargeant         (Principal Financial
                               Officer and Principal
                               Accounting Officer)

                                 EXHIBIT INDEX

 4.1 Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of Avalon Properties, Inc., filed on October 23, 1996.)

 4.2 Amended and Restated Bylaws. (Incorporated by reference to Exhibit 3(ii) of the Current Report on Form 8-K of Avalon Properties, Inc., filed on December 4, 1996.)

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.

 8.1 Opinion of Goodwin, Procter & Hoar  LLP as to certain tax matters.

23.1 Consent of Coopers & Lybrand L.L.P., Independent Accountants.

23.2 Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).

24.1 Power of Attorney (included on the signature page hereto).